UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

CURRENT REPORT

PURSUANT TO SECTION 14 (C)

of the

SECURITIES EXCHANGE ACT OF 1933

Date of Report February 27, 2012

GREEN ENDEAVORS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

000-54018 (SEC File Number)	27-3270121 (IRS Employer Identification Number)

c/o, Richard Surber, President

59 West 100 South, Second Floor

Salt Lake City, Utah 84101

(Address of principal executive offices)

(801) 575-8073

(Registrant's telephone number, including area code)

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[ ] Preliminary Information Statement

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Green Endeavors, Inc.

59 West 100 South, Second Floor

;Salt Lake City, Utah 84101

(801) 575-8073

To the Stockholders of Green Endeavors, Inc.:

This Information Statement is furnished to the stockholders of Green Endeavors, Inc., a Utah corporation (Green), in connection with the following corporate action in connection with resolutions of the Board of Directors and the written consent of holders of in excess of 50% of the voting rights of Green providing for shareholder authorization to the board of directors of the corporation to increase the number of authorized shares of common stock to Ten Billion (10,000,000,000).

Green is not asking you for a proxy and you are requested to not send us a proxy.

Only stockholders of record at the close of business on February 8, 2012 shall be given a copy of the Information Statement.

By Order of the Board of Directors

 /s/ Richard Surber              .

Richard Surber, President

This information statement is being furnished to all holders of the common stock of Green in connection with the Proposed Action by Written Consent to authorize the board of directors to carry out the process to increase the number of authorized shares of common stock to Ten Billion shares.

ITEM 1.

This information statement is being furnished to all holders of the common stock of Green Endeavors, Inc., a Utah Company ("Green"), in connection with resolutions of the Board of Directors and the written consent of the holders of in excess of 50% of the voting rights of the shareholders of Green.  The board of directors, as approved by the written consent of the holders of in excess of 65% of the voting rights of the shareholders of Green, provides public notice of the approval and authorization to carry out the process of increasing the total number of authorized shares of common stock to Ten Billion (10,000,000,000) shares.

The Board of Directors, and persons owning a majority of the outstanding voting securities of Green, have unanimously adopted, ratified and approved the proposed actions by the Green board of directors.  No other votes are required or necessary.  See the caption "Vote Required for Approval" below.  The corporation will have total authorized preferred stock as currently authorized, with the same rights and designations as currently exists and the total number of authorized common stock shall be increased to a total of 10 billion shares of common stock with a stated par value of $ 0.001 per share.  Any actions adopted by the board of directors will become effective upon final approval by the board and the filing of required notices with the Department of Commerce in the State of Utah.

The Form 10-Q for quarterly period ended September 30, 2011 and the form 10-K for the year ended December 31, 2010, and any reports on Form 8-K filed by Green during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commissions web site at www.sec.gov. Green is presently current in the filing of all reports required to be filed by it.  See the caption Additional Information, below.

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES TO 10 BILLION.

Green’s board had determined that it would be in the Company’s best interest increase the number of authorized shares of common stock to 10 billion and has received the consent of holders of a majority of the voting rights of the Company’ securities to authorize the board to conduct such a move.

Reasons for the move:

Green currently has shares of its Series B Preferred shares issued that may be converted into shares of common stock and convertible promissory notes that may convert debt into shares of common stock.  In the event that a significant number of preferred shareholders or note holders wish to convert their preferred shares into shares of common stock, based upon the current market price of Green's common of $.0004 to $.0002, the current available authorized but unissued shares of common stock are insufficient to satisfy the potential conversions. The increase in the number of authorized shares would alleviate that situation.

Green’s only other option to increasing the authorized number of shares would be to effect a recapitalization of its shares of common stock under a reverse split.  The company has not enacted such a split in the past and does not desire to conduct one at this time.

Consequently, the board of directors feels it is in the best interest of the Company and its shareholders to increase its authorized shares of common stock to a level that may satisfy potential preferred share conversions and allow the Company other permissible issuances under applicable exemptions to finance Green's continued operations.

Green is currently authorized to issue 2,500,000,000 shares of its common stock of which 645,528,912 shares are currently issued and outstanding, 15,000,000 shares of Supervoting Preferred Stock, which have a 1 for 100 voting right, of which 5,850,000 are issued and outstanding for a total of 585,000,000 votes in any shareholder action and 626,532 shares of Series B Preferred Stock, which have a 1 for 1 voting right or 626,532 votes in any shareholder action, as of February 8, 2012.  Currently, shareholders holding votes equal to not less than 835,000,000 of the voting rights have consented in writing to the proposal, this constitutes approval of not less than 65% of the voting rights entitled to vote in any shareholder action.  The stated voting rights of the preferred shares outlined above will constitute a majority of all votes on any matter presented to the shareholders.

If acted upon by the Company’s board of directors, the consent by the majority of the common stock voting rights reported herein would result in approval of the increase in the number of authorized shares of common stock.  The rights and privileges of the holders of shares of common stock will be substantially unaffected by the change.  All issued and outstanding options, warrants, and convertible securities would remain unchanged and all shares outstanding would retain the same rights, options, voting powers and entitlements as currently held.  All shares, options, warrants or convertible securities that the Company has agreed to issue (or agrees to issue prior to the effective date of the move) also will be unaffected by the change.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT.

Potential Dilution of Shareholders.

Currently issued and outstanding shares, as of February 8, 2012 of 645,528,912 shares represent 25.82% of the 2.5 billion shares currently authorized. When the authorized shares are increased to 10 billion shares the current issued shares will represent 6.45% of the total number of authorized shares. One of the primary reasons to authorize the increase is to provide for the potential conversion of preferred stock and of convertible debt held by creditors of Green Endeavors. At current market prices as of February 17, 2012 of $0.0005, if all debt and preferred shares were converted into common shares all 10 billion authorized shares would be insufficient by approximately 4 billion shares to convert all such obligation into common stock.

The convertible debt could be paid off in cash and the above calculation is a projection of what would happen based upon all such convertible debt and preferred shares being satisfied through the issuance of shares of the Company’s common stock at current market prices.

The current proposal is only to increase the number of authorized shares that might lead to additional shares being issued. There is nothing in the current proposal to increase the number of authorized shares that authorizes the immediate issuance of additional shares of common stock. Any new or additional shares to be issued would be subject to the review of the board of directors based upon any request for conversion of preferred shares or or convertible debt and would not be subject to shareholder approval.

The number of shares to be issued upon any conversion of debt or of preferred shares would be affected by the market price at the time of conversion. The above estimates are based upon the closing price of $0.0005 as of February 17, 2012. If that price were to increase to $0.001, the number of shares to be issued would decrease by 50% andif the price were to fall to $0.0003 the number of shares to be issued would increase by 40%.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed reverse stock split.  This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof.  Any of these authorities could be repealed, overruled, or modified at any time.  Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws.  This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE ACTION FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

QUESTIONS AND ANSWERS REGARDING THE PROPOSAL AUTHORIZING THE BOARD TO CONDUCT THE PROPOSED MOVE.

Q.  WHAT IS THE BASIS FOR SEEKING TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES FROM 2.5 BILLION TO 10 BILLION?

A.  The Board has determined that if the current number of preferred shares  and convertible debt presently issued were to be converted at current market prices there would not be sufficient common shares authorized to meet the conversions requested and the Board is seeking sufficient common stock to allow for any and all such potential conversions.

Q.     HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSALS TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMMON STOCK?

A.     All members of the Board of Directors have approved the proposed increase in the number of authorized shares common stock as is in the best interest of Green and the best interest of the current shareholders of Green.

Q.  WILL THE PROPOSED INCREASE IN AUTHORIZED SHARES RESULT IN ANY TAX LIABILITY TO ME?

A.  The proposed increase in authorized shares is intended to be tax free for federal income tax purposes.

Q.  WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE PROPOSAL BEING PASSED?

A.  To approve the proposal, the affirmative vote of a majority of the voting rights of the common stock and other shares holding voting rights is required.  Consents in favor of the proposal have already been received from shareholders holding a majority of the voting securities of Green.

Q.  WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A.  The Company will pay for the delivery of this information statement.

Q.  WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A: Richard Surber, President of Green, 59 West 100 South, Second Floor, Salt Lake City, Utah 84101, telephone:  (801) 575-8073.

VOTE REQUIRED FOR APPROVAL

As provide for by Utah Statute, 16-10a-704.   Action without meeting, the written consent of a majority of the voting rights of the shareholders of Green is sufficient to approve the action without a meeting of shareholders.  As the Company has obtained the consent of in excess of 65% of the voting rights of Green’s shareholders, no meeting is required to take the action proposed.

DISSENTER'S RIGHTS OF APPRAISAL

The Utah Statutes (the Utah Law) do not provide for dissenter's rights in connection with the proposed amendment of the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on February 9, 2012 as the record date for the determination of the common shareholders entitled to notice of the action by written consent.

As of February 9, 2012, Green had issued and outstanding 645,528,912 shares of $0.001 par value common stock, 5,850,000 shares of Supervoting Preferred Stock, which have a 1 for 100 voting right or a total of 585,000,000 votes in any shareholder action and 626,532 shares of Series B Preferred Stock, which have a 1 for 1 voting right or a total of 626,532 votes in any shareholder action.  Shareholders holding a controlling interest equaling not less than fifty percent (50%) of voting rights of the securities of Green, as of the record date have consented to the action required to carry out a proposed reverse stock split of the common stock.

Green has 626,532 shares of its Series B Preferred Stock issued and outstanding, each share of which holds 1 votes in any shareholder vote, Nexia holds 5,850,000 shares of Supervoting Preferred Stock, each share of which holds 100 votes in any shareholder vote and controls 250,000,000 common shares, either directly or indirectly.  For all of these shares Mr. Surber as President of Nexia has consented to the proposed actions.  These consents provide consent of over 65% of the voting rights of Green’s shareholders.  These consents are sufficient, without any further action, to provide the necessary stockholder approval of the action.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's stock with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of February 8, 2012, there were 645,528,912 shares of common stock issued and outstanding.

class=MsoFooter style='line-height:90%'>.Title of Class	Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class
Super voting Preferred ($0.001 par value	Nexia Holdings, Inc. 59 West 100 South, Second Floor Salt Lake City, Utah 8410	; 5,850,000	100%
Preferred Series "B" Stock ($0.001 par value	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	37,134	5.0%
Voting Common Stock ($0.001 par value	Richard Surber, President, CEO & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	12,972,625	2.0%
Voting Common Stock ($0.001 par value)	Logan Fast, Vice President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	- - - -	- - -
Preferred Series "B" Stock ($0.001par value	Logan Fast, Vice President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	2,000	0.3%
Voting Common Stock ($0.001 par value)	Nexia Holdings, Inc. 59 West 100 South, Second Floor Salt Lake City, Utah 84101	250,000,000	38.7%
Preferred Series "B" Stock ($0.001par value)	Directors and Executive Officers as a Group	39,134	6.2%
Voting Common Stock ($0.001 par value)	Directors and Executive Officers as a Group	12,972,625	2.0%

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed move or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

Green is not asking you for a proxy and you are requested to not send us a proxy.  The attached material is for informational purposes only.

ADDITIONAL INFORMATION

Additional information concerning Green Endeavors, Inc. including its Form 10-K annual report for the year ended December 31, 2010 and quarterly reports on Form 10-Q for the past quarters ended September 30, 2011, June 30, 2011 and March 31, 2011, any reports on Form 8-K or other forms which have been filed with the Securities and Exchange Commission are incorporated herein by reference.  All of these forms may be accessed through the EDGAR archives, at www.sec.gov.

Dated: February 28, 2012

By Order of the Board of Directors

   /s/ Richard Surber                          .

Richard Surber, President and Director

Exhibit “A”

UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING

RESOLUTION OF THE BOARD OF DIRECTORS

OF

GREEN ENDEAVORS, INC.

(A Utah corporation)

The undersigned, constituting the members of the Board (the “Corporation”), hereby adopt the following resolution this 6th day of January, 2009.

WHEREAS, the Board believes it is in the best interest of the Corporation to obtain shareholder consent to increase the number of authorized shares of common stock to 10 billion shares with a stated par value of $0.001, and;

WHEREAS, the Board has reviewed the preliminary 14C Information Report prepared by the management of the Corporation for filing with the Securities and Exchange Commission to report the taking of this action and to provide information to the shareholders regarding the proposed action;

THEREFORE BE IT RESOLVED, that the Board hereby approves, authorizes, and ratifies the publication of the preliminary 14C Information Statement setting forth the decision of the Board to carry out the increase of the number of authorized shares of common stock to 10 billion shares with a stated par value of $0.001 and the approval of such actions by the holders of a majority of the voting rights of the current shareholders of the Corporation having been received.

FURTHER RESOLVED, the undersigned officers and directors of the Corporation are hereby authorized, empowered, and directed in the name and on behalf of the Corporation, to execute and deliver all such documents, instruments, schedules, forms, and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this resolution, that all of the acts and doings of any such officers that are consistent with the purpose of this resolution, are hereby authorized, approved, ratified and confirmed in all respects.  Accordingly, the above resolution is hereby unanimously adopted.

Resolution of Green Endeavors, Inc. dated February 7, 2012.

 /s/ Logan C. Fast                   .                                      /s/ Richard Surber                 .

Logan C. Fast, Director                                              Richard D. Surber, Director